EXHIBIT 5
EXECUTION VERSION

29 January 2016

BT Group plc

T–Mobile Holdings Limited

Deutsche Telekom A.G.

Contingent Purchase Agreement

CONTENTS

Clause	Page

1.	Interpretation and Definitions	1
2.	Right of First Offer	4
3.	Overriding Obligations	5
4.	Termination of the Agreement	5
5.	Notices	5
6.	General	6
7.	Further Assurances	6
8.	Waivers, Rights and Remedies	6
9.	Counterparts	6
10.	Variations	7
11.	Invalidity	7
12.	Third party rights	7
13.	Governing law and disputes	7

- i -

EXECUTION VERSION

THIS DEED is made on 29 January 2016

Between:

(1)	BT Group plc of 81 Newgate Street, London EC1A 7AJ (company no. 04190816) (BT);

(2)	T-Mobile Holdings Limited of Hatfield Business Park, Hatfield, Hertfordshire AL10 9BW (company no. 03836708) (DT Holdings); and

(3)	Deutsche Telekom AG of Friedrich-Ebert-Allee 140, 53113 Bonn, Germany (Deutsche Telekom),

together, the parties.

Whereas:

(A)
The parties (amongst other parties) entered into a sale and purchase agreement (the SPA) on 5 February 2015, in relation to the sale by DT Holdings and Orange Telecommunications Group Limited to BT of their respective shareholdings in EE Limited (EE), pursuant to which, at Closing (as defined in the SPA), BT will issue to DT Holdings (or its nominee) certain new ordinary shares of 5 pence each in the capital of BT.

(B)
Pursuant to the terms of a relationship agreement (the Relationship Agreement) to be entered into on the same date as this Agreement between DT Holdings, Deutsche Telekom and BT, DT Holdings and Deutsche Telekom will grant to BT a right of first offer if Deutsche Telekom (or any of its Affiliates) wishes to dispose of its Shares in the circumstances set out in the Relationship Agreement.

(C)	This Agreement shall be executed and delivered as a deed.

It is hereby agreed as follows:

1.	Interpretation and Definitions

1.1	In this Agreement unless the context otherwise requires, the following words and expressions shall have the following meanings:

Affiliate means in relation to any party, any subsidiary or parent company of that party and any subsidiary of any such parent company in each case from time to time;

Articles means the articles of association of BT from time to time;

BT Closing Price means the market price of a Share at the close of trading on the relevant day;

Business Day means any day (other than a Saturday, Sunday or public holiday) on which banks are generally open for business in London, Frankfurt and Bonn;

Closing has the meaning given in Recital (A);

Code means the City Code on Takeovers and Mergers as amended from time to time;

Companies Act means the Companies Act 2006 as amended from time to time;

EXECUTION VERSION

Corporate Governance Code means the UK Corporate Governance Code issued in September 2012 by the UK Financial Reporting Council, as modified from time to time;

Disclosure and Transparency Rules means the Disclosure Rules and Transparency Rules from time to time made by the FCA under Part VI of the FSMA;

Disposal includes any offer, sale, contract to sell, grant or sale of options over, purchase of any option or contract to sell, transfer, charge, pledge, grant of any right or warrant to purchase or otherwise transfer, lend or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares or the entry into of any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Shares or other securities in BT, whether any such transaction described above is to be settled by delivery of shares or such other securities, in cash or otherwise or any other disposal or agreement to dispose of any shares or other securities or any announcement or other publication of the intention to do any of the foregoing and Dispose shall be construed accordingly;

FCA means the UK Financial Conduct Authority in its capacity as the competent authority for the purposes of Part VI of the FSMA;

Financial Investor means a Qualified Institutional Buyer as defined in Rule 144A under the US Securities Act of 1933 or a Qualified Investor as described in point (1) of Section I of Annex II to the Markets in Financial Instruments Directive (Directive 2004/39/EC), other than a Strategic Investor;

Financial Services Act means the Financial Services Act 2012 as amended from time to time;

FSMA means the Financial Services and Markets Act 2000 as amended from time to time;

interest in shares or securities shall be construed in accordance with the Code;

Listing Rules means the Listing Rules from time to time made by the FCA under Part VI of the FSMA;

London Stock Exchange means London Stock Exchange plc;

Notice has the meaning given in Clause 2.4;

Offer has the meaning given in Clause 2.3;

Offer Notice has the meaning given in Clause 2.2;

Shares means ordinary shares of nominal value five pence each in the capital of the BT;

Strategic Investor means (i) an activist fund (whose investment objective is to acquire minority interests in publicly traded companies with which to influence corporate decision making on governance, structure or strategy by active involvement with management and/or publicly lobbying other investors for support), or (ii) any company licensed as a telecommunications operator or any of its Affiliates;

EXECUTION VERSION

Surviving Provisions mean Clauses 6 (General), 8 (Waivers, Rights and Remedies), 10 (Variations), 11 (Invalidity) and 13 (Governing law and disputes);

Transfer Notice has the meaning given in Clause 2.1; and

Working Hours means 9.30 am to 5.30 pm in the relevant location on a Business Day in the place of receipt of a notice.

Interpretation

1.2	In this Agreement, unless the context otherwise requires:

(a)
references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)
references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction; and

(d)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

Enactments

1.3
Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the parties under this Agreement.

Inconsistencies

1.4
Where there is any inconsistency between the definitions set out in this Clause and the definitions set out in any other clause, then, for the purposes of construing such clause, the definitions set out in such clause shall prevail.

EXECUTION VERSION

2.	Right of First Offer

2.1
Prior to any Disposal pursuant to clause 3.2(f) of the Relationship Agreement, Deutsche Telekom shall invite BT to make an offer for the relevant Shares by issuing a notice to BT specifying the number of Shares directly or indirectly proposed to be sold or transferred (the Transfer Notice).

2.2
On receipt of a Transfer Notice, BT shall have the right to make an offer to Deutsche Telekom to buy all (but not some only) of the Shares detailed within such Transfer Notice by giving written notice to Deutsche Telekom no later than 7.00 am on the ninth Business Day after delivery of the Transfer Notice (the Offer Notice).  If no Offer Notice is given within such period, BT shall be deemed to have waived its right to make an offer in respect of the relevant Disposal.

2.3	The Offer Notice will constitute BT’s unconditional and irrevocable offer (the Offer) to purchase the Shares specified in the Transfer Notice and will specify:

(a)	the proposed cash consideration per Share (which can be a cash certain sum or a formula based on a discount to the BT Closing Price on the Business Day prior to the proposed transfer date);

(b)	the transfer date, which will be no later than 10 Business Days after the date of the Transfer Notice (or such later date as may be agreed between the parties);

(c)
that the relevant Shares are to be sold by Deutsche Telekom with full title guarantee (within the meaning of the Law of Property (Miscellaneous Provisions) Act 1994) free from all security interests and other third party rights, together with all rights of any nature attaching to or in respect of them on and from the date of the Offer Notice; and

(d)	that the sale shall be governed by the laws of England and Wales.

2.4
The Offer shall be at no more than the higher of the BT Closing Price on (i) the date of the Offer Notice or (ii) the Business Day prior to the date of the proposed transfer if later.  If Deutsche Telekom wishes to accept the Offer, it shall notify BT (a Notice) no later than 6.00 pm on the date of the Offer Notice (if that date is the proposed transfer date) or 6.00 pm on the Business Day prior to the proposed transfer date if later.  The Notice shall state whether Deutsche Telekom accepts or rejects the Offer and, in the case of acceptance, shall constitute Deutsche Telekom’s irrevocable acceptance of the Offer on the terms specified in the Offer Notice.  For the avoidance of doubt, Deutsche Telekom shall not be obliged to accept any offer made by BT pursuant to this Clause 2.  If the Offer is accepted, the transfer shall be announced by BT on the proposed transfer date, with settlement to occur no later than 5 Business Days thereafter.

2.5
If BT serves an Offer Notice in accordance with Clauses 2.2 and 2.3 and Deutsche Telekom elects not to accept the Offer, Deutsche Telekom shall be permitted to effect the Disposal (otherwise in accordance with the provisions of the Relationship Agreement) on or prior to the date falling three months after the date of the Transfer Notice (the Long Stop Date), provided that the cash consideration per Share of that Disposal is at no greater a discount to the BT Closing Price on the Business Day prior to such Disposal, than any discount expressed in the Offer Notice or any discount implied by the consideration proposed in the Offer Notice (by reference to the BT Closing Price on the Business Day prior to the date of the Offer Notice).  If such Disposal is not effected on or prior to the Long Stop Date, the procedure set out in Clauses 2.1 to 2.4 shall apply to any further relevant proposed Disposal by Deutsche Telekom (or any of its Affiliates).

EXECUTION VERSION

2.6
If BT does not serve an Offer Notice in accordance with Clauses 2.2 and 2.3, Deutsche Telekom shall be permitted to effect the Disposal (in accordance with Clause 2.1) on or prior to the Long Stop Date, at any price.

3.	Overriding Obligations

For the avoidance of doubt, the obligations of the parties pursuant to this Agreement shall at all times be subject to the requirements of the Articles and all relevant legal and regulatory requirements and obligations of the parties in the United Kingdom or elsewhere including the obligations of the parties pursuant to the requirements of the applicable companies legislation, the Listing Rules, the Disclosure and Transparency Rules, the Corporate Governance Code, the FSMA, the Financial Services Act, the FCA and the London Stock Exchange.

4.	Termination of the Agreement

4.1	This Agreement shall terminate 18 months from Closing.

4.2	Following termination of this Agreement under Clause 4.1, save in respect of any antecedent breach of this Agreement, no party hereto shall thereafter have any rights or obligations hereunder.

5.	Notices

5.1
Any notice in connection with this Agreement shall be in writing in English and delivered by hand, email, registered post or courier using an internationally recognised courier company.  A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of sending if delivered by email provided that, in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.  Any notice delivered by email must also be delivered in hard copy by registered post or courier within two Business Days of such email delivery.

EXECUTION VERSION

5.2	The addresses and email addresses of the parties for the purpose of Clause 5.1 are:

If to BT:	81 Newgate Street, London, EC1A 7AJ, UK

Attention:	1. Group General Counsel
2. Director of Corporate Finance

If to Deutsche Telekom:	Friedrich-Ebert-Allee 140, 53113 Bonn, Germany

Attention:	General Counsel

Fax:	+49 228 181 74008

If to DT Holdings:	Hatfield Business Park, Hatfield, Hertfordshire, AL10 9BW, UK

Attention:	Managing Director

6.	General

Each party acknowledges that any breach of the undertakings and obligations contained in this Agreement may cause substantial harm to the other parties which may not be capable of remedy by payment of damages and accordingly each party also acknowledges that, in addition to all other remedies to which they may be entitled to as a matter of law, each party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, for any threatened or actual breach of its terms, and no proof of special damages will be necessary to enforce this Agreement.

7.	Further Assurances

Each of the parties shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

8.	Waivers, Rights and Remedies

The rights and remedies of each party under this Agreement shall not be affected, and the liabilities of each party under this Agreement shall not be released, discharged or impaired by any event or matter, other than a specific and duly authorised written waiver or release by the other parties.

9.	Counterparts

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts.  Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.  Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

EXECUTION VERSION

10.	Variations

No amendment of this Agreement shall be valid unless it is in writing, duly executed by or on behalf of all of the parties to it and approved by the shareholders of BT (if such approval is required under the Companies Act).

11.	Invalidity

Each of the provisions of this Agreement is severable.  If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

12.	Third party rights

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

13.	Governing law and disputes

13.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

13.2
Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, or any non-contractual obligation arising out of or in connection with this Agreement (a Dispute) shall be referred to and finally resolved by arbitration under the Arbitration Rules of the International Chamber of Commerce (ICC), which are deemed to be incorporated by reference into this Clause.  The tribunal shall consist of three arbitrators.  The claimant(s) and the respondent(s) shall nominate an arbitrator respectively.  The third arbitrator, who shall be the chairman of the tribunal, shall be nominated by the two party-nominated arbitrators within thirty (30) days of the last of their appointments.

13.3
The seat of the arbitration shall be London, England.  The language of the arbitration shall be English.  Any award of the tribunal shall be binding from the day it is made and judgment on the award rendered by the tribunal may be entered in any court having jurisdiction thereof.  The governing law of this arbitration agreement shall be the substantive law of England.  Nothing in these dispute resolution provisions shall be construed as preventing either party from seeking conservatory or similar interim relief in any court of competent jurisdiction.  The parties agree to keep confidential all matters relating to the arbitration, including related court proceedings, to the greatest extent practicable.

13.4
Each party irrevocably consents to service of process or any other documents in connection with any Dispute by facsimile transmission, personal service, delivery at any address specified in this agreement or any other usual address, mail or in any other manner permitted by the law of the place of service or the law of the jurisdiction where proceedings are instituted.

EXECUTION VERSION

13.5
Deutsche Telekom shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement.  Such agent shall be DT Holdings and any claim form, judgment or other notice of legal process shall be sufficiently served on Deutsche Telekom if delivered to DT Holdings at its address for the time being.  Deutsche Telekom irrevocably undertakes not to revoke the authority of this agent and if, for any reason, BT reasonably requests Deutsche Telekom to do so it shall promptly appoint another agent with an address in England and advise BT.  If, following such a request, Deutsche Telekom fails to appoint another agent, BT shall be entitled to appoint one on behalf of Deutsche Telekom at Deutsche Telekom’s expense.

As Witness this Agreement has been executed as a deed by the parties the day and year first before written and it is intended to be and it is hereby delivered by the parties as a deed.

SIGNATURE PAGE

The common seal of BT GROUP PLC affixed to this DEED is authenticated by: /s/ Dan Fitz Authorised Signatory	BTG 16/133

EXECUTED as a DEED and DELIVERED
on behalf of DEUTSCHE TELEKOM A.G.
a company incorporated in Germany
by Philipp Pohlmann
being a person who, in accordance
with the laws of that territory, is duly
authorised to act on behalf of the company
	) ) ) ) ) ) )	/s/ Philipp Pohlmann Signature

and by Axel Lützner being a person who, in accordance with the laws of that territory, is duly authorised to act on behalf of the company	) ) ) )	/s/ Axel Lützner Signature

EXECUTED as a DEED and DELIVERED by
/s/ Nick McLean
T-MOBILE HOLDINGS LIMITED
acting by Nick McLean, a director

in the presence of:

Signature of witness:  /s/ William Chew

Name:  William Chew

Address:  10 Upper Bank Street
                  London E14 5JJ

Occupation:  Solicitor